Exhibit 99.1

Chart Industries Reports 2013 Fourth Quarter and Year-End Results

Cleveland, Ohio - February 25, 2014 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2013. Highlights include:

•	Record orders over $1.27 billion for the full year 2013

•	Record sales of $1.18 billion, up 16% over full year 2012

•	Year-end backlog of $729 million, up 18% from year-end 2012

•	Announces $80 million D&S China capacity expansion

Net income for the fourth quarter of 2013 was $23.2 million, or $0.71 per diluted share. Fourth quarter 2013 earnings would have been $0.82 per diluted share excluding $3.2 million, or $0.07 per diluted share, of costs largely associated with the AirSep acquisition, as well as a $0.04 per diluted share impact associated with Chart’s Convertible Notes (“Notes”). This compares with net income of $20.8 million, or $0.69 per diluted share, for the fourth quarter of 2012. Fourth quarter 2012 earnings would have been $0.80 per share excluding $4.5 million, or $0.11 per diluted share, of acquisition-related costs in that period.

Chart’s average fourth quarter common stock price exceeded the Notes’ conversion price of $69.03 and our warrants’ strike price of $84.96. This resulted in the inclusion of an additional 1.9 million shares related to the Notes in the Company’s diluted earnings per share calculation for the quarter. The associated hedge, which helps offset this dilution, cannot be taken into account under Generally Accepted Accounting Principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.2 million resulting in the inclusion of only 0.7 million additional shares related to the Notes. Although the Notes remain convertible at the option of the holders during the current quarter, there have been no conversions to date.

Net income for the year 2013 was $83.2 million, or $2.60 per diluted share. Net income for 2013 would have been $2.94 per diluted share excluding $10.2 million, or $0.23 per diluted share, of costs primarily related to acquisitions, as well as a $0.11 per diluted share impact associated with the Notes. This compares with net income of $71.3 million, or $2.36 per diluted share, for the year 2012. Net income for 2012 would have been $2.50 per diluted share excluding $5.9 million of costs primarily related to acquisitions.

Net sales for the fourth quarter of 2013 were $303.8 million, essentially the same as the $303.9 million in the comparable period a year ago. Gross profit for the fourth quarter of 2013 was $93.8 million, or 30.9% of sales, versus $85.5 million, or 28.1% of sales, in the comparable quarter of 2012.

Net sales for the year 2013 improved to a record $1,177.4 million, up 16% from 2012 net sales of $1,014.2 million. Gross profit for 2013 was $351.7 million, or 29.9% of sales, compared to $305.2 million, or 30.1% of sales, in the full year 2012.

“I am pleased to report another record year of orders and sales at Chart, especially liquefied natural gas (“LNG”) revenue growth in both D&S and E&C, which increased by 89% over 2012,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We have made significant inroads in the market and, combined with our capacity expansions and introduction of standard plants for small to mid-scale liquefaction, our positive long term outlook remains unchanged.”

Backlog at December 31, 2013 was $728.8 million, up 18% from the December 31, 2012 level of $617.4 million, and 2% lower than the backlog of $743.4 million at September 30, 2013. Orders for the fourth quarter of 2013 were $287.2 million, 22% lower than orders of $370.1 million booked in the third quarter of 2013. The third quarter of 2013 included three major LNG orders totaling in excess of $90 million.

“We continue to see increased end user demand for LNG as a replacement for diesel fuel in transportation and oilfield applications globally,” Mr. Thomas said. “While a majority of the transportation growth has been in Asia, we are seeing demand increase domestically as well, but at a somewhat slower pace than the market anticipated. While we are aware of the recent delays in the adoption of LNG in the over the road trucking industry, we feel customers are still committed to the long-term viability and benefits associated with LNG.”

Mr. Thomas continued, “We are confident that our growth initiatives, focus on quality, and commitment to meeting customer expectations will enable Chart to meet rising customer demand and uphold our status as a leading worldwide supplier to the energy and industrial gas markets. With this continued evidence of rising demand, I am pleased to announce that we have decided to expand our capacity in China for both LNG and industrial gas applications with an $80 million greenfield site near our current Changzhou, China facility. This investment will come in phases and allow us to meet the future demands of both markets.”

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2013 increased $1.5 million to $49.5 million compared with the same period in 2012. The increase was largely due to higher employee-related costs as we continue to invest in growth opportunities. SG&A as a percent of sales was 16.3% compared with 15.8% in the prior year quarter.

Interest expense was $4.2 million for the fourth quarter of 2013, which included $2.5 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.7 million.

Income tax expense was $9.8 million for the fourth quarter and represented an effective tax rate of 27.5% compared with $7.7 million for the prior year’s fourth quarter, or an effective tax rate of 26.7%. The full year effective tax rate for 2013 was 26.4%, which compares to 29.9% for 2012. The decrease in the effective tax rate was primarily due to an increase in research and development credits and the effect of income earned by certain of the Company's foreign entities being taxed at lower rates than the U.S. federal statutory rate.

Cash and short-term investments were $137.3 million at December 31, 2013, which compares with $151.8 million at September 30, 2013.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales declined 17% to $78.9 million for the fourth quarter of 2013 compared with $94.8 million for the same quarter in the prior year. Delays in customer schedules negatively impacted timing of progress toward completion of large base-load LNG projects. E&C gross profit margins were 30.0% in the 2013 quarter compared with 31.0% in the same quarter of 2012. Several emergency short lead time projects contributed 4.5% to E&C’s gross margin in the fourth quarter of 2013 and 1.5% in the same quarter of 2012. Excluding the emergency projects, the large base-load LNG projects led to lower margins in the quarter.

Distribution and Storage (“D&S”) segment sales improved 18% to $163.8 million for the fourth quarter of 2013 compared with $139.3 million for the same quarter in the prior year. Additional LNG equipment shipments in 2013 led the improvement. D&S gross profit margin declined to 28.8% in the quarter compared with 29.5% a year ago due to year over year global sales and product mix differences.
BioMedical segment sales declined 13% to $61.0 million for the fourth quarter of 2013 compared with $69.8 million for the same quarter in the prior year. This decline is due to lower sales of respiratory therapy equipment in the U.S. due to the market restructuring driven by the Medicare competitive bidding process. BioMedical gross profit margin increased to 37.7% in the quarter compared with 21.5% for the same period in 2012. Lower acquisition-related costs, improved product mix, and a stronger euro drove the margin improvement in the current quarter.
OUTLOOK
We enter 2014 with a substantial order backlog. We expect LNG opportunities to continue to increase both in North America and Asia. In North America, the on-road LNG infrastructure build-out continues, albeit at a slower pace than anticipated. In Asia, we see the market picking up in the second half of 2014 after the recent pause related to gas price increases. We will continue to invest for the future as we believe in the long-term growth opportunities in LNG and natural gas processing.

Based on our current backlog and order expectations, net sales for 2014 are expected to be in a range of $1.3 billion to $1.35 billion and diluted earnings per share are expected to be in a range of $3.10 to $3.50 per share, based on approximately 30.7 million weighted average shares outstanding. This excludes any potential dilution impact from the Notes.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our planned operational expansions; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; potential dilution to existing holders of common stock as a result of the conversion of the Notes, and the need to utilize cash balances or the Company’s credit facility to fund any cash settlement related to such conversions; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its fourth quarter and year 2013 results on a conference call on Tuesday, February 25, 2014 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 56311669. The telephone replay will be available beginning 1:30 p.m. ET, Tuesday February 25, 2014 until 11:59 p.m. ET, Tuesday, March 4, 2014.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster                or    Jim Fischman
Vice President, Chief Accounting         Director of Investor Relations and
Officer and Controller             Financial Planning
216-626-1216                216-626-1216
ken.webster@chartindustries.com    jim.fischman@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Sales	$303,767	$303,858	$1,177,438	$1,014,152
Cost of sales	209,945	218,393	825,715	708,989
Gross profit	93,822	85,465	351,723	305,163
Selling, general and administrative expenses	49,453	47,966	196,496	165,488
Amortization expense	4,588	4,662	19,230	14,792
Impairment of intangible assets	—	—	—	3,070
Operating expenses	54,041	52,628	215,726	183,350
Operating income (1)	39,781	32,837	135,997	121,813
Other expenses (income):
Interest expense and financing costs amortization, net	4,491	4,349	17,581	17,209
Foreign currency (gains) losses	(286)	(381)	(242)	1,498
Other expenses, net	4,205	3,968	17,339	18,707
Income before income taxes	35,576	28,869	118,658	103,106
Income tax expense	9,772	7,718	31,296	30,782
Net income	25,804	21,151	87,362	72,324
Noncontrolling interests, net of taxes	2,608	391	4,186	1,029
Net income attributable to Chart Industries, Inc.	$23,196	$20,760	$83,176	$71,295
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.76	$0.69	$2.75	$2.39
Diluted	$0.71	$0.69	$2.60	$2.36
Weighted average number of common shares outstanding:
Basic	30,290	29,914	30,209	29,786
Diluted (2)	32,583	30,270	31,931	30,194
_______________

(1)
Includes depreciation expense of $5,557 and $4,760 for the three months ended December 31, 2013 and 2012, respectively, and $21,159 and $17,404 for the twelve months ended December 31, 2013 and 2012, respectively.

(2)
Includes an additional 1,893 and 1,311 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the quarter and year-to-date periods ended December 31, 2013, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1,196 for the quarter and by 948 for the year-to-date periods ended December 31, 2013.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Cash Provided By Operating Activities	$40,230	$73,168	$59,663	$87,641
Investing Activities
Capital expenditures	(21,776)	(14,734)	(72,585)	(43,685)
Proceeds from sale of assets	505	33	569	2,073
Acquisition of business, net of cash acquired	—	—	(2,965)	(182,450)
Other investing activities	—	74	—	(285)
Net Cash Used In Investing Activities	(21,271)	(14,627)	(74,981)	(224,347)
Financing Activities
Proceeds from long-term debt	—	—	—	21,375
Borrowings on revolving credit facilities	41,073	54,625	214,623	73,012
Repayments on revolving credit facilities	(74,621)	(77,770)	(211,403)	(77,770)
Principal payments on long-term debt	(937)	(938)	(3,750)	(4,438)
Payment of deferred financing costs	—	—	—	(1,445)
Payment of contingent consideration	—	—	—	(1,300)
Proceeds from exercise of stock options	50	195	5,335	3,519
Excess tax benefit from share-based compensation	1,178	1,038	6,673	8,972
Common stock repurchases	(23)	53	(2,002)	(4,484)
Distribution to noncontrolling interest	—	—	(1,369)	—
Net Cash (Used In) Provided By Financing Activities	(33,280)	(22,797)	8,107	17,441
Effect of exchange rate changes on cash	(162)	(21)	3,058	3,902
Net (decrease) increase in cash and cash equivalents	(14,483)	35,723	(4,153)	(115,363)
Cash and cash equivalents at beginning of period	151,828	105,775	141,498	256,861
Cash And Cash Equivalents At End of Period	$137,345	$141,498	$137,345	$141,498

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$137,345	$141,498
Other current assets	512,098	414,926
Property, plant and equipment, net	224,205	169,776
Goodwill	398,905	398,941
Identifiable intangible assets, net	172,142	189,463
Other assets, net	16,935	13,237
TOTAL ASSETS	$1,461,630	$1,327,841

LIABILITIES AND EQUITY
Current liabilities (1)	$499,304	$273,775
Long-term debt	64,688	252,021
Other long-term liabilities	79,055	102,262
Convertible notes conversion feature (1)	56,563	—
Equity	762,020	699,783
TOTAL LIABILITIES AND EQUITY	$1,461,630	$1,327,841
_______________

(1)
As a result of meeting one of the events for early conversion as defined in the Indenture of our $250,000 convertible notes, the $193,437 liability component was classified as a current liability, and the $56,563 was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of December 31, 2013.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Sales
Energy & Chemicals	78,947	94,755	$318,510	$323,676
Distribution & Storage	163,832	139,298	592,616	475,576
BioMedical	60,988	69,805	266,312	214,900
Total	$303,767	$303,858	$1,177,438	$1,014,152
Gross Profit
Energy & Chemicals	$23,646	$29,415	$89,125	$98,679
Distribution & Storage	47,164	41,076	168,505	137,044
BioMedical	23,012	14,974	94,093	69,440
Total	$93,822	$85,465	$351,723	$305,163
Gross Profit Margin
Energy & Chemicals	30.0%	31.0%	28.0%	30.5%
Distribution & Storage	28.8%	29.5%	28.4%	28.8%
BioMedical	37.7%	21.5%	35.3%	32.3%
Total	30.9%	28.1%	29.9%	30.1%
Operating Income (Loss) (1)
Energy & Chemicals	$17,445	$20,146	$59,671	$64,931
Distribution & Storage	28,541	24,728	93,560	79,175
BioMedical	7,564	(1,419)	33,039	24,079
Corporate	(13,769)	(10,618)	(50,273)	(46,372)
Total	$39,781	$32,837	$135,997	$121,813
_______________

(1)
Includes acquisition-related costs of $3,230 and $4,486 for the three months ended December 31, 2013 and 2012, respectively, and $10,244 and $5,920 for the years ended December 31, 2013 and 2012, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
Orders
Energy & Chemicals	$85,139	$93,083	$294,921	$384,835
Distribution & Storage	145,772	218,990	719,589	531,227
BioMedical	56,275	58,050	256,073	208,439
Total (1)	$287,186	$370,123	$1,270,583	$1,124,501
Backlog
Energy & Chemicals	$342,466	$336,154	$342,466	$365,470
Distribution & Storage	363,480	380,266	363,480	228,204
BioMedical	22,890	27,015	22,890	23,760
Total	$728,836	$743,435	$728,836	$617,434
_______________

(1)
The third quarter of 2013 included major orders in excess of $90,000 to provide LNG equipment to PetroChina, a standard LNG liquefaction plant to Stabilis, and 20 LNG fueling stations in North America.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Earnings per diluted share	$0.71	$0.69	$2.60	$2.36
Acquisition earn-out adjustment	—	—	—	(0.09)
Inventory write-up to fair value	—	0.06	0.07	0.08
Asset impairment	—	—	—	0.07
Retention and severance	0.07	0.03	0.14	0.04
Dilution impact of convertible notes	0.04	—	0.11	—
Other	—	0.02	0.02	0.04
Adjusted earnings per diluted share	$0.82	$0.80	$2.94	$2.50